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EXHIBIT 20



CONTACT: Richard G. Satin - Vice President Operations and General Counsel
         MEDICAL ACTION INDUSTRIES INC. (631) 231-4600


                                                           FOR IMMEDIATE RELEASE


                MEDICAL ACTION INDUSTRIES REPORTS RECORD EARNINGS
                     AND REVENUES FOR THE FISCAL YEAR ENDED
                                 MARCH 31, 2003

                                     ------

                     RECORD FOURTH QUARTER NET INCOME RISES
                           39% ON 38% REVENUE INCREASE

                                     ------

     HAUPPAUGE, N.Y., June 3, 2003 - Medical Action Industries Inc. (NASDAQ/NM:MDCI), a leading supplier of medical and surgical disposable products, today reported record revenue and earnings for the fiscal year ended March 31, 2003.

     Net sales for the twelve months ended March 31, 2003 increased to a record $104,822,000 as compared to $82,836,000 for the twelve months ended March 31, 2002. Income before income taxes reached a record $13,164,000 for the year, while net income for the period rose 31% to a record $8,201,000, or $.86 per basic share ($.81 per diluted share), compared with $6,271,000 or $.68 per basic share ($.62 per diluted share), reported for the same period last year.

     Net sales for the fiscal 2003 fourth quarter increased 38% to a record $29,703,000 from the $21,463,000 in net sales reported for the three months ended

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March 31, 2002. Net income for the fiscal 2003 fourth quarter increased 39% to a record $2,411,000, or $.25 per basic share ($.24 per diluted share), from the $1,738,000, or $.18 per basic ($.17 per diluted share), reported for the same period in 2002.

     Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (EST) on June 3, 2003. You may participate in the conference call by calling 1-888-694-4502 and asking for the Medical Action conference call with Paul D. Meringolo, CEO and President. The conference call will be simultaneously webcast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 2:00 p.m. (EST) on June 3, 2003.

     "Our record operating results reflect the successful integration of our acquisitions consummated during the past fiscal year, and strong growth from our line of minor procedure kits and trays and patient aids," said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

     In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2004 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

     o For the year ended March 31, 2004, Medical Action anticipates reporting record net income for the seventh consecutive year and record revenue for the ninth consecutive year.

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     o    Medical Action anticipates that earnings per share in the first quarter of fiscal 2004 should be in the range of $.22 to $.24 per diluted share.

     o Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action's operations and future results. Please see the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.


                         MEDICAL ACTION INDUSTRIES INC.
                              FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)

                               FOR THE THREE MONTHS ENDED          FOR THE TWELVE MONTHS ENDED
                               --------------------------          ---------------------------
                                 3/31/03        3/31/02               3/31/03        3/31/02
                                 -------        -------               -------        -------
NET SALES                      $29,703,000    $21,463,000          $104,822,000    $82,836,000
INCOME BEFORE
  INCOME TAXES                   3,815,000      2,723,000            13,164,000     10,135,000
NET INCOME                       2,411,000      1,738,000             8,201,000      6,271,000
EARNINGS PER SHARE:
         BASIC                         .25            .18                   .86            .68
         DILUTED                       .24            .17                   .81            .62
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING:
         BASIC                   9,654,586      9,452,271             9,578,136      9,251,430
         DILUTED                10,176,119     10,213,170            10,183,911     10,139,700

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                           SUMMARY BALANCE SHEET DATA

                                            MARCH 31,           MARCH 31,
                                                 2003                2002
                                                 ----                ----

RECEIVABLES (NET):                        $10,144,000         $ 7,846,000
INVENTORIES:                               16,079,000          12,666,000
TOTAL CURRENT ASSETS:                      28,328,000          21,929,000
TOTAL ASSETS:                              84,744,000          49,647,000
TOTAL CURRENT LIABILITIES:                 11,918,000           6,527,000
LONG-TERM DEBT, LESS CURRENT PORTION:      27,355,000           8,380,000
SHAREHOLDERS' EQUITY:                      43,034,000          33,759,000



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